FOR IMMEDIATE RELEASE

Contact: Richard Shea                  or       Robert Friedberg
         COO and CFO                            Vice-President and Controller
         Anthracite Capital, Inc.               Anthracite Capital, Inc.
         Tel: (212) 754-5579                    Tel: (212) 409-3333


 ANTHRACITE CAPITAL, INC. REPORTS FOURTH QUARTER OPERATING EARNINGS UP 33%
        OVER THE PRIOR YEAR AND 16% OVER THE THIRD QUARTER OF 2001

            Operating earnings increase to $0.44 for the Fourth
                  Quarter up from $0.33 for the prior year
               period and $0.38 for the third quarter of 2001

            Dividend Yield of 12.1% based on current stock price

New York, NY - February 13, 2002, - Anthracite Capital, Inc. ("the Company") (NYSE: AHR) today reported record fourth quarter earnings per share from the operating portfolio of $0.44 per share versus $0.33 for the year earlier quarter. Income from the operating portfolio consists of net interest income less hedging, management and other expenses. Operating earnings for the full year ended December 31, 2001 was $1.44 per share versus $1.19 per share for the year ended December 31, 2000.

Total earnings including realized gains and losses and SFAS 133 adjustments for the year ended December 31, 2001 was $1.35 per share, as compared to $1.28 per share for the year ended December 31, 2000. The difference between operating earnings and total earnings for the full year 2001 was largely based on SFAS 133 adjustments for hedging and changes in the value of securities held for trading. Based on the $0.35 per share dividend declared on December 12, 2001, and the February 12, 2002 closing price of $11.61, Anthracite's annualized dividend yield is 12.1%.

Total earnings including realized gains and losses for the fourth quarter were $0.31 per share versus $0.34 for the year earlier quarter. The net loss of $0.13 per share reported in other gain/(loss) for the quarter represents mark to market losses on securities classified as held for trading for accounting purposes and net losses from active trading. The Company's fourth quarter operating results represent an annualized return on the quarter's average common stock equity (Annualized ROE) of 23.4% and a net interest margin of 4.24%. Annualized ROE for the year earlier period was 17.16% and the net interest margin was 5.55%. The significant year over year increase in ROE was due to the reinvestment of proceeds from the three equity raises in 2001, declining borrowing costs and declining expense ratios. The decrease in net interest margin over the year is attributable to the greater allocation of equity to higher credit quality assets.

During 2001 the Company raised approximately $145,000,000 in equity capital. The Company initially deployed this new capital into high credit quality residential mortgages to take advantage of an unusually steep yield curve. During the fourth quarter, the Company purchased over $65,000,000 of fixed rate CMBS and over $42,000,000 of commercial mortgages consistent with its long term strategy of allocating the majority of its capital to credit sensitive assets. As of December 31, 2001, approximately 74% of the Company's equity capital was deployed in credit sensitive assets, up from 62% at September 30, 2001. During the first quarter of 2002 the Company intends to continue redeployment of capital away from the residential mortgage sector into the commercial sector as it continues to identify what it believes are more stable income opportunities. Regardless of this redeployment, the Company expects to maintain the percentage of equity capital deployed in liquid securities at a target of 20-25%, consistent with its longstanding policy.

One of the anticipated benefits to the Company of increased scale is a reduction of the ratio of general and administrative expenses to operating income before such expenses. The Company's general and administrative expenses include both base and incentive compensation paid to the Company's external adviser. The ratio per share of general and administrative expenses to per share operating income before such expenses declined from 23% in the fourth quarter of 2000 to 14% in the fourth quarter of 2001. In addition, previously disclosed changes to the Company's contract with the external adviser shifted more of the Manager's compensation from base fees to variable incentive fees. While for the full year 2001 total expenses per share including incentive fees increased by just over 1%, base fees and other less variable administrative expenses per share declined over 13% from 2000 to 2001, and over 23% from the fourth quarter of 2000 to the fourth quarter of 2001.

During the fourth quarter the Company began decreasing its per share exposure to short term interest rates. A 50 basis point change in short term interest rates would affect the Company's net income by $0.08 per share per year or 4.5% per year based on fourth quarter operating earnings, down from $0.11 at the end of the third quarter.

Hugh Frater, President and CEO of the Company stated "The Company had a very strong year in 2001. The stock posted a total return of approximately 60%, quarterly operating income is up over 33%, quarterly dividends were increased almost 17%, and per share fixed expenses declined. In achieving higher operating income, higher dividends and lower expense ratios, we believe we are realizing many of the benefits of our long stated goal of increasing the scale of the Company. Our principal goal for 2002 will be to build on these accomplishments and improve the stability of our operating earnings by issuing secured debt to match fund our CMBS assets. Increasing investor awareness of the improving quality of the Company's earnings and dividend should create a better valuation environment and an even higher stock price for our shareholders."

The Company's debt to equity capital ratio increased from 4.6 to 1 at September 30, 2001 to 4.83 to 1 at December 31, 2001. Leverage on commercial credit sensitive holdings declined to approximately 0.9 to 1 debt to equity capital during the quarter from 1.03 for the prior quarter. The Company's cost of borrowing declined steadily throughout the quarter as LIBOR declined. The average cost of borrowing during the quarter was 3.42% compared to 4.22% for the third quarter. Pursuant to SFAS 133, the Company is required to report hedge ineffectiveness in the Company's earnings. The components of fourth quarter earnings include a loss of $469,000 for hedge ineffectiveness which resulted in a decrease in fourth quarter earnings per share of $0.01. The cumulative SFAS 133 hedge ineffectiveness for the year ended December 31, 2001 including this adjustment is a loss of $428,000.

During 2001 Total Stockholder's Equity increased from $242,254,000 to $380,275,000 due to three stock issuances, Dividend Reinvestment and Stock Purchase Plan ("DRIP") activity and the conversion of 99% of the Series A preferred stock. The third stock offering of the year was settled on November 7, 2001 when the Company issued 4,400,000 shares at a price of $9.56 per share. As a result of the third stock offering, two additional research analysts began covering the Company with strong buy recommendations. All three stock offerings and DRIP activity were done at prices in excess of the Company's per share book value. The Series A preferred stock conversion occurred on December 21, 2001. The stock was converted into 4,096,854 shares of Anthracite common stock at a price of $7.26 per share pursuant to its terms. Of the 1,200,000 preferred shares originally issued 10,000 shares remain outstanding.

GAAP book value at quarter end was $380,275,000 based upon market prices provided by dealers for securities available for sale and held for trading. 26% of the Company's assets are classified as held for trading and the change in value in response to changes in market conditions is reported in other gain/(loss) in the Company's statement of operations. These fluctuations in value will have a relatively limited effect on portfolio income except to the extent that a change in value reflects a permanent impairment to an asset's expected principal recovery. 73% of the Company's assets are classified as available for sale and the change in value in response to changes in market conditions is reported in accumulated other comprehensive loss in the Company's statements of financial condition. As the available for sale portfolio matures, the GAAP book value of credit sensitive CMBS securities held by the Company will increase towards its original purchase cost provided that the Company's estimates of expected credit losses are reasonably accurate. The unrealized loss on these securities at December 31, 2001 was $96,956,320. This amount reflects the estimated amount of recovery net of expected losses if the portfolio is held to maturity.

GAAP book value per common share decreased approximately 7.0% from $8.03 at September 30, 2001 to $7.47 at December 31, 2001 due to the increase in long-term interest rates, spread widening on credit sensitive assets, and the conversion of the series A preferred shares into common shares. Book value does not include the anticipated $96,956,320 accretion of unrealized loss on CMBS securities.

Review of Existing Credit Exposures

The Company reports GAAP earnings on its commercial mortgage backed securities portfolio net of expected losses over the life of the portfolio. The Company owns approximately $734 million of face amount of high yield CMBS, representing a subordinate interest in $9.9 billion of first mortgages that have been underwritten by the Company. During the fourth quarter mortgage delinquencies increased to 1.47% from 1.40% of underlying remaining principal balance at September 30, 2001. During the same period the delinquencies on the universe of comparable vintage CMBS as reported by Lehman Brothers increased to 1.43%.

Actual losses remain unchanged during the fourth quarter at approximately
 .04% of underlying principal balance. The Company expects delinquencies and losses to continue to increase in 2002 as the portfolio matures and the state of the economy remains uncertain. This experience is consistent with the loss assumptions made by the Company at underwriting and is reflected in reported GAAP operating income. The Company plans to continue diversifying its credit exposure by adding recent vintage collateral throughout 2002. The Company expects that actual credit losses on the Company's existing portfolio will begin to increase over the next several years. By maintaining vintage diversification in addition to sector and geographic diversification the Company believes it can maintain stable credit performance over the long term.

By adding over $107 million of face amount of 2001 vintage collateral the Company improved its diversification across sectors. The most significant sector change was to reduce hotel exposure from 9.5% of the underlying portfolio to 8.4%.

The Company's earnings would be affected to the extent actual losses on CMBS collateral were to differ materially from expected losses. As of December 31, 2001 the reduction in operating earnings for every 50% increase in actual losses over expected losses would be approximately $0.08 per share per year. The Company reviews its loss estimates on a quarterly basis and to date has concluded based on actual portfolio performance that these estimates are reasonable.

The credit performance of the Company's direct holdings of commercial mezzanine loans continues to meet expectations. Currently there are no delinquencies in the commercial loan portfolio. The Company has two loans secured by hotel assets in this portfolio. One in San Francisco with a par of approximately $18,000,000 and one secured by five luxury hotels in London, England with a par of approximately $31,200,000. At the beginning of the fourth quarter the occupancy of both assets dropped significantly in the wake of the September 11 tragedy. At the end of the quarter both assets had improved as occupancy rates and Average Daily Rates (ADRs) were at or above underwritten expectations.

Improved Dividend Reinvestment Executions Now Available

Anthracite has a dividend reinvestment plan that provides current owners of its common stock with a simple, economical and convenient method of increasing their investment. Even if you are not a current owner of Anthracite Stock, the Company's transfer agent can issue registered stock directly to you without commission or markup. This transaction can be done regardless of whether or not shares are held in street name. To take advantage of this program, shareholders must submit a signed Request for Waiver to the Company. A printable version of the form is available on the Company's website or investors can call or email the Company to obtain the Waiver and instructions via fax.

To request a prospectus and receive enrollment materials or to ask questions about the plan, interested investors and shareholders may contact the Company's transfer agent, The Bank of New York, at 1-800-524-4458 or Investor Relations, Anthracite Capital, Inc. at 212-409-3333. The Company's web site address is www.anthracitecapital.com. The Company used this program to issue approximately 850,000 shares in the fourth quarter. The Company is currently offering a 2% discount to the trailing 12 business day average provided the stock price remains above threshold levels established by the Company at the time.

Anthracite is a specialty finance company that is externally managed by BlackRock, Inc., a New York City based investment manager with over $238 billion in global assets under management. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and commercial loan investments and the costs of financing these investments.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Anthracite's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in Anthracite's reports and filings with the Securities and Exchange Commission.

For further information, please contact Richard Shea, Chief Operating Officer and Chief Financial Officer at 212-754-5579, Robert Friedberg, Controller and Vice-President at 212-409-3333 or visit Anthracite's website at www.anthracitecapital.com.

President at 212-409-3333 or visit Anthracite's website at www.anthracitecapital.com.





                 Anthracite Capital, Inc. and Subsidiaries
               Consolidated Statements of Financial Condition
                   (in thousands, except per share data)
-------------------------------------------------------------------------------------------------------------------------------
                                                                           December 31, 2001            December 31, 2000
                                                                           -----------------            -----------------
                                                                              (Unaudited)
ASSETS
Cash and cash equivalents                                                                $  41,542                   $  37,829
Restricted cash equivalents                                                                 36,065                       9,484
Securities available for sale, at fair value
     Subordinated commercial mortgage-backed securities (CMBS)              $360,159                   $288,686
     Investment grade securities                                           1,085,795                    389,436
                                                                           ---------                    -------

Total securities available for sale                                                      1,445,954                     678,122
Securities held for trading, at fair value                                                 564,081                      54,043
Mortgage loan pools available for sale, at fair value                                            -                      71,535
Commercial mortgage loans, net                                                             142,637                     153,187
Investments in real estate joint ventures                                                    8,317                      10,354
Equity investment in Carbon Capital, Inc.                                                    8,784                           -
Receivable for investments sold                                                            344,789                           -
Other assets                                                                                19,612                      19,097
                                                                                     --------------             ---------------
     Total Assets                                                                      $ 2,611,781                  $1,033,651
                                                                                     ==============             ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Borrowings:
    Secured by pledge of subordinated CMBS                                  $178,631                   $161,608
    Secured by pledge of other securities available for sale
      and cash equivalents                                                 1,039,469                    356,491
    Secured by mortgage loan pools                                                 -                     67,367
    Secured by pledge of securities held for trading                         559,145                     55,212
    Secured by pledge of investments in real estate joint ventures             1,337                      3,385
    Secured by pledge of commercial mortgage loans                            57,356                     75,279
                                                                         ----------                    --------

Total borrowings                                                                        $1,835,938                    $719,342
Payable for investments purchased                                                          346,913                           -
Distributions payable                                                                       17,245                       9,741
Other liabilities                                                                           31,152                      31,910
                                                                                     --------------             ---------------
     Total Liabilities                                                                   2,231,248                     760,993
                                                                                     --------------             ---------------

10.5% Series A preferred stock, redeemable convertible, liquidation
preference $285 in 2001 and $34,200 in 2000                                                    258                      30,404
                                                                                     --------------             ---------------



Stockholders' Equity:
Common stock, par value $0.001 per share; 400,000 shares authorized; 45,286 shares issued and outstanding in 2001; and 25,136 shares issued and
     outstanding in 2000                                                                        45                          25
10% Series B Preferred stock, liquidation preference $55,317 in
2001, $56,525 in 2000                                                                       42,086                      43,004
Additional paid - in capital                                                               489,691                     315,533
Distributions in excess of earnings                                                        (13,588)                    (13,437)
Accumulated other comprehensive loss                                                      (137,959)                   (102,871)
                                                                                     --------------             ---------------
      Total Stockholders' Equity                                                           380,275                     242,254
                                                                                     --------------             ---------------
      Total Liabilities and Stockholders' Equity                                        $2,611,781                  $1,033,651
                                                                                     ==============             ===============





                          Anthracite Capital, Inc.
             Consolidated Statements of Operations (Unaudited)
                   (in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
                                                                       For the Three                   For the Year
                                                                        Months Ended                       Ended
                                                                     December 31, 2001               December 31, 2001
                                                                     -------------------             ------------------
Operating Portfolio
Income:
    Securities available for sale                                              $ 23,665                       $ 80,662
    Commercial mortgage loans                                                     6,837                         19,974
    Trading securities                                                            8,860                         24,681
    Mortgage loan pools                                                               -                          1,575
    Earnings from real estate joint ventures                                        349                          1,667
    Earnings from equity investment                                                  80                             80
    Cash and cash equivalents                                                       438                          2,581
                                                                               --------                       --------
        Total income                                                             40,229                        131,220
                                                                               --------                       --------

Expenses:
    Interest                                                                     12,545                         43,997
    Interest - trading securities                                                 4,109                         14,976
    Management and incentive fee                                                  2,599                         10,659
    Other expenses - net                                                            670                          1,717
                                                                               --------                       --------
        Total expenses                                                           19,923                         71,349
                                                                               --------                       --------
Income from operating portfolio                                                  20,306                         59,871
                                                                               --------                       --------

Other gain (losses):
Gain on sale of securities available for sale                                       145                          7,401
(Loss) on securities held for trading                                            (5,047)                        (2,604)
Foreign currency loss                                                               (23)                            (5)
Loss on impairment of asset                                                           -                         (5,702)
Hedge ineffectiveness                                                              (469)                          (428)
Incentive fee attributable to other gains                                            -                            (359)
                                                                               --------                       --------
       Total other loss                                                          (5,394)                        (1,697)
                                                                               --------                       --------

Income before cumulative transition adjustment                                   14,912                         58,174
                                                                               --------                       --------
Cumulative transition adjustment - SFAS 133                                          -                          (1,903)
                                                                               --------                       --------

Net Income                                                                       14,912                         56,271
                                                                               --------                       --------

Dividends and accretion on preferred stock                                        2,098                          8,964
                                                                               --------                       --------

Net Income available to Common Shareholders                                      12,814                         47,307
                                                                               ========                       --------

Income from operating portfolio per share:
      Diluted                                                                     $0.44                          $1.44

Net income per share, basic:
      Income before cumulative transition adjustment                              $0.33                          $1.47
      Cumulative transition adjustment - SFAS 133                                    -                           (0.06)
                                                                               --------                       --------
      Net income                                                                  $0.33                          $1.41
                                                                               ========                       --------

Net income per share, diluted:
      Income before cumulative transition adjustment                              $0.31                          $1.40
      Cumulative transition adjustment - SFAS 133
                                                                                      -                         (0.05)
                                                                               --------                       --------
      Net income                                                                  $0.31                          $1.35
                                                                               ========                       --------

Weighted average number of shares outstanding:
    Basic                                                                        39,318                         33,568
    Diluted                                                                      43,014                         37,616